                                                                      Exhibit 11




                HIGHWAYMASTER COMMUNICATIONS, INC. AND SUBSIDIARY
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                                                              Year ended December 31,
                                                                                -------------------------------------------------
                                                                                    1997             1996             1995
                                                                                --------------- ---------------- ----------------
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS
     Loss before accretion and extraordinary item                                 ($31,047,000)    ($29,743,000)    ($26,397,000)
     Accretion of Series B preferred stock                                                 --        (1,831,000)      (1,977,000)
                                                                                --------------- ---------------- ----------------
     Loss before extraordinary item                                                (31,047,000)     (31,574,000)     (28,374,000)
     Extraordinary item                                                                    --          (317,000)      (6,980,000)
                                                                                --------------- ---------------- ----------------
     Net loss applicable to common stockholders                                   ($31,047,000)    ($31,891,000)    ($35,354,000)
                                                                                =============== ================ ================

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
     Weighted average number of shares outstanding, net of treasury shares          24,863,721       22,762,864       19,812,839
     Additional weighted average shares for assumed exercise of stock options,
        net of shares assumed to be repurchased with exercise proceeds                     --               --               --
                                                                                --------------- ---------------- ----------------
     Weighted average number of shares outstanding                                  24,863,721       22,762,864       19,812,839
                                                                                =============== ================ ================

NET LOSS PER COMMON SHARE APPLICABLE TO COMMON STOCKHOLDERS
     Loss before accretion and extraordinary item                                       ($1.25)          ($1.31)          ($1.33)
     Accretion of Series B preferred stock                                                0.00            (0.08)           (0.10)
                                                                                --------------- ---------------- ----------------
     Loss before extraordinary item                                                      (1.25)           (1.39)           (1.43)
     Extraordinary item                                                                   0.00            (0.01)           (0.35)
                                                                                --------------- ---------------- ----------------
     Net loss per common share applicable to common stockholders                        ($1.25)          ($1.40)          ($1.78)
                                                                                =============== ================ ================
